Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)
Registration Statement (Form S-3 No. 333-254807) of Kohl’s Corporation, and
(2)
Registration Statement (Form S-8 Nos. 333-26409, 333-105264, 333-143086, 333-167338, 333-217823, and 333-279410) pertaining to the Long-Term Compensation Plan and Stock Option Plan for Outside Directors of Kohl’s Corporation;

of our reports dated March 19, 2026, with respect to the consolidated financial statements of Kohl’s Corporation, and the effectiveness of internal control over financial reporting of Kohl’s Corporation included in this Annual Report (Form 10-K) of Kohl’s Corporation for the year ended January 31, 2026.

/s/ Ernst & Young LLP

Milwaukee, Wisconsin

March 19, 2026